SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.


FOR PERIOD ENDING:2/29/2008
FILE NUMBER: 811-09913
SERIES NO.:  5


72DD 1 Total income dividends for which record date passed during the period
       (000's omitted)
       Class A                                 -
     2 Dividends for a second class of open end company shares
       Class B                                 -
       Class C                                 -
       Institutional Class                   153


73A. 1 Dividends from net invesment income
       Class A                         $       -
     2 Dividends for a second class of open end company shares
       Class B                         $       -
       Class C                         $       -
       Institutional Class             $  0.0264

74U. 1 Number of shares outstanding (000's omitted)
       Class A                            17,129
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class B                             3,033
       Class C                             3,485
       Institutional Class                 6,167

74V. 1  Net asset value per share (to nearest cent)
       Class A                            $25.96
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                            $24.96
       Class C                            $24.95
       Institutional Class                $26.39